EXHIBIT 99.1
Element Solutions Inc
Announces 2021 Third Quarter Financial Results

•Net sales of $616 million, an increase of 29% from the third quarter last year on a reported basis or an increase of 13% on an organic basis
•GAAP diluted EPS of $0.15, unchanged from the prior year period; adjusted EPS of $0.35, compared to $0.22 in the same period last year
•Reported net income of $36 million, unchanged from the prior year period
•Adjusted EBITDA of $132 million, an increase of 25% from the third quarter last year on a constant currency basis
•Third quarter 2021 cash from operating activities of $92 million and free cash flow of $81 million
•Full-year 2021 guidance raised to an adjusted EBITDA range of $515 million to $525 million, and adjusted EPS of greater than $1.35
Miami, Fla., October 27, 2021 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three and nine months ended September 30, 2021.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich said, “Despite a problematic supply chain environment and turbulence in the automotive market, Element Solutions had a terrific third quarter. We grew net sales, maintained strong margins, and generated substantial free cash flow. This is a testament to the persistence of our excellent team all over the world delivering daily for our customers in the face of challenges in raw material procurement, logistics, and ongoing COVID-related matters. It is also a reflection of the powerful secular trends in next generation wireless technology and vehicle electrification propelling our electronics business to record performance. We are off to a running start with the Coventya integration, and the expected benefits of this combination in terms of growth opportunities and cost savings are becoming increasingly tangible just two months after closing.”
Mr. Gliklich continued, “While last year we had a very strong sequential and overall performance in the fourth quarter driven by the catch up in production post-COVID shutdowns and delayed mobile launches, the fourth quarter is traditionally slower than the third, and, with headwinds from supply chain disruptions, this year should be no different. Despite a far weaker automotive market, our full-year 2021 adjusted EBITDA guidance today remains in the range we communicated last quarter even before any contribution from our Coventya acquisition. To support top-line growth and build adequate safety stock, we have invested a significant amount in working capital this year. Nonetheless, we expect to grow free cash flow year over year. With the benefit of a full twelve months' contribution from Coventya, our net debt ratio at the end of the quarter would have been below 3.0x, providing us with flexibility to continue to invest in growth and return capital in the forms of buybacks and/or cash dividend increases. Given this dynamic backdrop, it is early to comment on 2022, but our expectations are for robust growth. With the secular trends in our electronics business, an anticipated cyclical recovery in our industrial businesses, and our proven ability to outgrow both of these markets through strong execution, we expect another record year in 2022.”
Third Quarter 2021 Highlights (compared with third quarter 2020)
•Net sales on a reported basis for the third quarter of 2021 were $616 million, an increase of 29% over the third quarter of 2020. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, increased 13%.
◦Electronics: Net sales increased 30% to $399 million. Organic net sales increased 11%.
◦Industrial & Specialty: Net sales increased 27% to $218 million. Organic net sales increased 15%.
•Third quarter of 2021 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.15 for the third quarter of 2021 and 2020, respectively.
◦Adjusted EPS was $0.35, as compared to $0.22 per share in prior year.

•Reported net income was $36 million for the third quarter of 2021 and 2020, respectively.
•Adjusted EBITDA for the third quarter of 2021 was $132 million, an increase of 29%. On a constant currency basis, adjusted EBITDA increased 25%.
◦Electronics: Adjusted EBITDA was $92 million, an increase of 28%. On a constant currency basis, adjusted EBITDA increased 24%.
◦Industrial & Specialty: Adjusted EBITDA was $39 million, an increase of 31%. On a constant currency basis, adjusted EBITDA increased 27%.
◦Adjusted EBITDA margin remained flat at 21.3% on a reported basis. On a constant currency basis, adjusted EBITDA margin decreased 20 basis points.
•Net debt to adjusted EBITDA ratio of 3.1x on a trailing twelve months basis.
2021 Guidance
The Company updated its full-year 2021 guidance and now expects adjusted EBITDA in the range of $515 million to $525 million, and adjusted EPS of greater than $1.35. In addition, the Company expects fourth quarter 2021 adjusted EBITDA to be approximately $118 million and full-year 2021 free cash flow of at least $265 million.
Recent Developments
Coventya Acquisition
On September 1, 2021, the Company completed the acquisition of Coventya Holding SAS and its subsidiaries for $486 million, net of cash. Coventya is a global provider of specialty chemicals for the surface finishing industry which complements the Company's industrial portfolio. Coventya is included in the Company's Industrial Solutions business line within our Industrial & Specialty business segment. The acquisition was funded with $400 million of add-on debt to the Company's existing tranche B term loans and cash on hand.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2021 third quarter financial results at 8:30 a.m. (Eastern Time) on Thursday, October 28, 2021. Participants on the call will include Executive Chairman Sir Martin E. Franklin, President and Chief Executive Officer Benjamin Gliklich and EVP, Chief Financial Officer Carey J. Dorman.
To listen to the call by telephone, please dial 866-831-8713 (domestic) or 203-518-9822 (international) and provide the Conference ID: ESIQ321. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding secular trends propelling the Company's electronics business; integration of the Coventya acquisition and expected benefits from this transaction, including growth opportunities and cost savings; fourth quarter trend; the Company's fourth quarter 2021 guidance with respect to adjusted EBITDA and full-year 2021 guidance with respect to adjusted EBITDA, adjusted EPS and free cash flow; growing free cash flow year over year; net debt ratio; flexibility to continue to invest in growth and return capital in the forms of buybacks and/or cash dividend increases; Board approval of future cash dividend payments; growth expectations for the full-year of 2022; secular trends in the Company's electronics business, anticipated cyclical recovery in its industrial businesses, and its ability to outgrow both of these markets through execution; and another record year in 2022. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration of the pandemic; the efficacy, availability and/or public acceptance of vaccines targeting COVID-19; the impact of variants of COVID-19 that may affect its spread or virulence or the effectiveness of vaccines on the virus; the impact of actions taken or that might be taken by governments, businesses or individuals to contain or reduce its repercussions and mitigate its economic implications; evolving macroeconomic factors, including general economic uncertainty, unemployment rates, and recessionary pressures; decreased consumer spending levels; reduction or changes in customer demand for the Company's products and services; the Company's ability to manufacture, sell and provide its products and services, including as a result of travel restrictions, closed borders, operating restrictions imposed on its facilities or reduced ability of its employees to continue to work efficiently; increased operating costs (whether as a results of changes to the Company's supply chain or increases in employee costs or otherwise); collectability of customer accounts; additional and prolonged devaluation of other countries' currencies relative to the U.S. dollar; the general impact of the pandemic on the Company's customers, employees, suppliers, vendors and other stakeholders; the Company's ability to realize the expected benefits of its cost containment and cost savings measures; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions, except per share amounts)	2021	2020	2021	2020
Net sales	$616.2	$477.5	$1,752.9	$1,317.1
Cost of sales	371.7	274.0	1,028.9	753.8
Gross profit	244.5	203.5	724.0	563.3
Operating expenses:
Selling, technical, general and administrative	163.5	134.8	447.8	373.4
Research and development	12.5	10.1	36.8	37.2
Total operating expenses	176.0	144.9	484.6	410.6
Operating profit	68.5	58.6	239.4	152.7
Other (expense) income:
Interest expense, net	(13.8)	(17.1)	(39.6)	(50.7)
Foreign exchange (loss) gain	(0.6)	(3.5)	22.2	(42.1)
Other expense, net	(0.9)	(49.1)	(8.2)	(50.4)
Total other expense	(15.3)	(69.7)	(25.6)	(143.2)
Income (loss) before income taxes and non-controlling interests	53.2	(11.1)	213.8	9.5
Income tax (expense) benefit	(17.3)	47.3	(16.5)	37.4
Net income from continuing operations	35.9	36.2	197.3	46.9
(Loss) income from discontinued operations, net of tax	—	(0.2)	2.0	(1.1)
Net income	35.9	36.0	199.3	45.8
Net loss attributable to non-controlling interests	0.1	—	0.1	—
Net income attributable to common stockholders	$36.0	$36.0	$199.4	$45.8

Earnings per share
Basic from continuing operations	$0.15	$0.15	$0.80	$0.19
Basic from discontinued operations	—	—	0.01	—
Basic attributable to common stockholders	$0.15	$0.15	$0.81	$0.19

Diluted from continuing operations	$0.15	$0.15	$0.79	$0.19
Diluted from discontinued operations	—	—	0.01	—
Diluted attributable to common stockholders	$0.15	$0.15	$0.80	$0.19

Weighted average common shares outstanding
Basic	247.6	248.9	247.5	249.4
Diluted	248.0	249.1	248.0	250.1

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(dollars in millions)	2021	2020
Assets
Cash & cash equivalents	$279.3	$291.9
Accounts receivable, net of allowance for doubtful accounts of $11.7 and $9.7 at September 30, 2021 and December 31, 2020, respectively	507.1	403.4
Inventories	316.4	203.1
Prepaid expenses	32.1	24.0
Other current assets	78.2	67.5
Total current assets	1,213.1	989.9
Property, plant and equipment, net	270.7	240.4
Goodwill	2,533.4	2,252.7
Intangible assets, net	994.1	855.9
Other assets	168.3	141.2
Non-current assets of discontinued operations	3.3	3.3
Total assets	$5,182.9	$4,483.4
Liabilities and stockholders' equity
Accounts payable	$165.0	$95.6
Current installments of long-term debt	12.9	7.4
Accrued expenses and other current liabilities	238.7	204.2
Current liabilities of discontinued operations	4.7	7.1
Total current liabilities	421.3	314.3
Debt	1,897.4	1,508.1
Pension and post-retirement benefits	41.4	43.3
Deferred income taxes	163.9	112.9
Other liabilities	143.8	186.7
Total liabilities	2,667.8	2,165.3
Stockholders' equity
Common stock: 400.0 shares authorized (2021: 261.9 shares issued; 2020: 261.3 shares issued)	2.6	2.6
Additional paid-in capital	4,159.8	4,122.9
Treasury stock (2021: 14.4 shares; 2020: 14.2 shares)	(141.2)	(137.7)
Accumulated deficit	(1,316.0)	(1,473.2)
Accumulated other comprehensive loss	(225.6)	(194.8)
Total stockholders' equity	2,479.6	2,319.8
Non-controlling interests	35.5	(1.7)
Total equity	2,515.1	2,318.1
Total liabilities and stockholders' equity	$5,182.9	$4,483.4

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
(dollars in millions)	September 30, 2021	June 30, 2021	March 31, 2021	2021	2020
Cash flows from operating activities:
Net income	$35.9	$81.1	$82.3	$199.3	$45.8
Net income (loss) from discontinued operations, net of tax	—	2.0	—	2.0	(1.1)
Net income from continuing operations	35.9	79.1	82.3	197.3	46.9
Reconciliation of net income from continuing operations to net cash flows provided by operating activities:
Depreciation and amortization	41.5	40.1	39.1	120.7	120.5
Deferred income taxes	(1.7)	(40.9)	5.2	(37.4)	(41.2)
Foreign exchange loss (gain)	7.3	8.5	(28.9)	(13.1)	40.4
Incentive stock compensation	12.5	17.0	4.3	33.8	5.4
Other, net	10.3	3.1	(2.3)	11.1	56.4
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(21.0)	(11.7)	(26.3)	(59.0)	(3.6)
Inventories	(10.6)	(23.3)	(44.6)	(78.5)	(8.9)
Accounts payable	3.8	7.4	30.4	41.6	8.2
Accrued expenses	22.0	10.0	(18.8)	13.2	(3.0)
Prepaid expenses and other current assets	(1.0)	(5.8)	(9.0)	(15.8)	(25.3)
Other assets and liabilities	(7.3)	(3.1)	1.2	(9.2)	(1.5)
Net cash flows provided by operating activities of continuing operations	91.7	80.4	32.6	204.7	194.3
Cash flows from investing activities:
Capital expenditures	(10.4)	(8.8)	(8.5)	(27.7)	(21.7)
Proceeds from disposal of property, plant and equipment	—	—	—	—	1.7
Acquisition of business, net of cash acquired	(485.6)	(50.9)	—	(536.5)	(9.0)
Other, net	(5.1)	0.1	19.0	14.0	(2.4)
Net cash flows (used in) provided by investing activities of continuing operations	(501.1)	(59.6)	10.5	(550.2)	(31.4)
Cash flows from financing activities:
Debt proceeds, net of discount	398.0	—	—	398.0	800.0
Repayments of borrowings	(3.0)	(1.8)	(1.9)	(6.7)	(805.9)
Repurchases of common stock	(1.7)	—	—	(1.7)	(35.7)
Dividends	(14.9)	(14.8)	(12.4)	(42.1)	—
Payment of financing fees	(5.1)	—	—	(5.1)	(44.7)
Other, net	0.2	(6.5)	0.1	(6.2)	(1.5)
Net cash flows provided by (used in) financing activities of continuing operations	373.5	(23.1)	(14.2)	336.2	(87.8)
Cash flows from discontinued operations:
Net cash flows used in operating activities of discontinued operations	(0.4)	—	—	(0.4)	(14.7)
Net cash flows used in discontinued operations	(0.4)	—	—	(0.4)	(14.7)
Effect of exchange rate changes on cash and cash equivalents	(2.8)	3.2	(3.3)	(2.9)	(2.1)
Net (decrease) increase in cash and cash equivalents	(39.1)	0.9	25.6	(12.6)	58.3
Cash and cash equivalents at beginning of period	318.4	317.5	291.9	291.9	190.1
Cash and cash equivalents at end of period	$279.3	$318.4	$317.5	$279.3	$248.4

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS
	Three Months Ended September 30,					Nine Months Ended September 30,
(dollars in millions)	2021	2020	Reported	Constant Currency	Organic	2021	2020	Reported	Constant Currency	Organic
Net sales
Electronics	$398.6	$306.8	30%	27%	11%	$1,134.0	$828.9	37%	32%	18%
Industrial & Specialty	217.6	170.7	27%	25%	15%	618.9	488.2	27%	22%	17%
Total	$616.2	$477.5	29%	26%	13%	$1,752.9	$1,317.1	33%	28%	17%

Adjusted EBITDA
Electronics	$92.1	$72.0	28%	24%		$275.3	$196.5	40%	33%
Industrial & Specialty	39.4	29.8	31%	27%		127.2	100.2	27%	22%
Total	$131.5	$101.8	29%	25%		$402.5	$296.7	36%	29%

	Three Months Ended September 30,			Constant Currency		Nine Months Ended September 30,			Constant Currency
	2021	2020	Change	2021	Change	2021	2020	Change	2021	Change
Adjusted EBITDA Margin
Electronics	23.1%	23.4%	(30)bps	22.8%	(60)bps	24.3%	23.7%	60bps	24.0%	30bps
Industrial & Specialty	18.1%	17.6%	50bps	17.9%	30bps	20.5%	20.5%	0bps	20.5%	0bps
Total	21.3%	21.3%	0bps	21.1%	(20)bps	23.0%	22.5%	50bps	22.7%	20bps

II. UNAUDITED CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	September 30, 2021
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$—
Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	1,128.5
Total First Lien Debt				1,128.5
Senior Notes due 2028		9/1/2028	3.875%	800.0
Other Debt				6.1
Total Debt				1,934.6
Cash Balance				279.3
Net Debt				$1,655.3
Adjusted Shares Outstanding	(2)			252.1
Market Capitalization	(3)			$5,465.5
Total Capitalization				$7,120.8
(1) Element Solutions swapped its floating term loan rate to a fixed rate for its initial $750 million term loans through January 2024 and its incremental $400 million add-on term loans through January 2025, which could vary in the future due to changes in the euro and the U.S. dollar exchange rate. At September 30, 2021, approximately 100% of the Company's debt was fixed.
(2) See "Non-GAAP Adjusted Common Shares at September 30, 2021 and 2020 (Unaudited)" following the Adjusted Earnings Per Share table below.
(3) Based on the closing price of the shares of Element Solutions of $21.68 at September 30, 2021.

III. SELECTED FINANCIAL DATA
	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2021	2020	2021	2020
Interest expense	$14.0	$17.5	$40.4	$51.8
Interest paid	$20.2	$16.2	$45.2	$47.7
Income tax expense (benefit)	$17.3	$(47.3)	$16.5	$(37.4)
Income taxes paid	$16.1	$18.3	$51.1	$47.7
Capital expenditures	$10.4	$6.7	$27.7	$21.7
Proceeds from disposal of property, plant and equipment	$—	$0.2	$—	$1.7

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, net debt to adjusted EBITDA ratio, organic net sales growth, fourth quarter 2021 guidance for adjusted EBITDA and full-year 2021 guidance for adjusted EBITDA, adjusted EPS and free cash flow. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance of the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides fourth quarter 2021 guidance for adjusted EBITDA and full-year 2021 guidance for adjusted EBITDA, adjusted EPS and free cash flow on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three and nine months ended September 30, 2021:

	Three Months Ended September 30, 2021
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	30%	(3)%	27%	(12)%	(3)%	11%
Industrial & Specialty	27%	(2)%	25%	—%	(10)%	15%
Total	29%	(3)%	26%	(8)%	(5)%	13%

	Nine Months Ended September 30, 2021
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	37%	(5)%	32%	(12)%	(2)%	18%
Industrial & Specialty	27%	(4)%	22%	—%	(5)%	17%
Total	33%	(5)%	28%	(8)%	(3)%	17%
NOTE: Totals may not sum due to rounding.
For the three months ended September 30, 2021, Electronics' consolidated results were positively impacted by $37.2 million of pass-through metals pricing and $9.2 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $16.9 million of acquisitions. For the nine months ended September 30, 2021, Electronics' consolidated results were positively impacted by $101.5 million of pass-through metals pricing and $15.3 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $26.7 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20% and 26% for the three and nine months ended September 30, 2021 and 2020, respectively, as described in footnote (8) under the reconciliation table below.
The resulting adjusted net income from continuing operations is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS from continuing operations for each period presented below:

		Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions, except per share amounts)		2021	2020	2021	2020
Net income attributable to common stockholders		$36.0	$36.0	$199.4	$45.8
Net (loss) income from discontinued operations attributable to common stockholders		—	(0.2)	2.0	(1.1)
Net income from continuing operations attributable to common stockholders		36.0	36.2	197.4	46.9
Reversal of amortization expense	(1)	31.9	30.5	92.0	88.8
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.7	2.2	2.4	6.6
Amortization of inventory step-up	(1)	4.3	1.0	6.5	2.4
Restructuring expense	(2)	1.3	1.3	5.2	5.6
Acquisition and integration expense	(3)	7.1	0.4	10.3	8.3
Foreign exchange loss (gain) on internal debt	(4)	0.6	2.3	(22.8)	43.2
Debt refinancing costs	(5)	—	45.7	—	45.7
Adjustment of stock compensation previously not probable	(6)	7.6	—	21.2	—
Other, net	(7)	2.1	3.9	8.0	10.8
Tax effect of pre-tax non-GAAP adjustments	(8)	(11.2)	(22.7)	(24.6)	(55.0)
Adjustment to estimated effective tax rate	(8)	6.8	(44.4)	(26.2)	(39.8)
Adjusted net income from continuing operations attributable to common stockholders		$87.2	$56.4	$269.4	$163.5

Adjusted earnings per share from continuing operations	(9)	$0.35	$0.22	$1.07	$0.65

Adjusted common shares outstanding	(9)	252.1	251.5	251.4	251.7
(1) The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3) The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The 2021 adjustments primarily related to costs associated with the Coventya and HKW Acquisitions partially offset by a gain of $3.9 million on the sale of a dormant facility in New Jersey during the first quarter of 2021 which was included in our Electronics business segment. The 2020 adjustments primarily related to the acquisition of a new subsea production control fluid during the first quarter of 2020 designed to complement our Energy Solutions business for $6.3 million. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4) The Company adjusts for foreign exchange gains and losses on intercompany debt because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5) The Company adjusts for costs related to the redemption of its prior 5.875% senior notes because it believes these costs are not reflective of ongoing operations.
(6) The Company adjusts for costs relating to certain stretch target performance-based RSUs granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs to provide a meaningful comparison of its performance between periods.
(7) The Company's adjustments are primarily comprised of certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(8) The Company adjusts its effective tax rate to 20% for the three and nine months ended September 30, 2021 and 26% for the three and nine months ended September 30, 2020. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20% and 26% to pre-tax non-GAAP adjustments for the three and nine months ended September 30, 2021 and 2020, respectively. These effective tax rate adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(9) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.
Non-GAAP Adjusted Common Shares at September 30, 2021 and 2020 (Unaudited)
The following table shows the Company's adjusted common shares outstanding at each period presented:

	September 30,		Year-to-Date Average September 30,
(amounts in millions)	2021	2020	2021	2020
Basic common shares outstanding	247.5	248.7	247.5	248.8
Number of shares issuable upon vesting of granted Equity Awards	4.6	2.8	3.9	2.9
Adjusted common shares outstanding	252.1	251.5	251.4	251.7
EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)		2021	2020	2021	2020
Net income attributable to common stockholders		$36.0	$36.0	$199.4	$45.8
Add (subtract):
Net loss attributable to the non-controlling interests		(0.1)	—	(0.1)	—
Loss (income) from discontinued operations, net of tax		—	0.2	(2.0)	1.1
Income tax expense (benefit)		17.3	(47.3)	16.5	(37.4)
Interest expense, net		13.8	17.1	39.6	50.7
Depreciation expense		9.6	10.7	28.7	31.7
Amortization expense		31.9	30.5	92.0	88.8
EBITDA		108.5	47.2	374.1	180.7
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	(1)	4.3	1.0	6.5	2.4
Restructuring expense	(2)	1.3	1.3	5.2	5.6
Acquisition and integration expense	(3)	7.1	0.4	10.3	8.3
Foreign exchange loss (gain) on internal debt	(4)	0.6	2.3	(22.8)	43.2
Debt refinancing costs	(5)	—	45.7	—	45.7
Adjustment of stock compensation previously not probable	(6)	7.6	—	21.2	—
Other, net	(7)	2.1	3.9	8.0	10.8
Adjusted EBITDA		$131.5	$101.8	$402.5	$296.7
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $24.3 million at September 30, 2021, less cash divided by adjusted EBITDA.
The following table presents the Company's net debt to adjusted EBITDA ratio of 3.1x on a trailing twelve month basis:

	2021	2020	Trailing Twelve Months
(dollars in millions)	YTD	Q4
Net income attributable to common stockholders	$199.4	$29.9	$229.3
Add (subtract):
Net loss attributable to the non-controlling interests	(0.1)	—	(0.1)
Income from discontinued operations, net of tax	(2.0)	—	(2.0)
Income tax expense	16.5	41.7	58.2
Interest expense, net	39.6	12.7	52.3
Depreciation expense	28.7	10.5	39.2
Amortization expense	92.0	30.4	122.4
EBITDA	374.1	125.2	499.3
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	6.5	—	6.5
Restructuring expense	5.2	0.7	5.9
Acquisition and integration expense	10.3	4.0	14.3
Foreign exchange gain on internal debt	(22.8)	(7.8)	(30.6)
Foundation contributions	—	5.0	5.0
Adjustment of stock compensation previously not probable	21.2	—	21.2
Other, net	8.0	(1.2)	6.8
Adjusted EBITDA	$402.5	$125.9	$528.4

Net debt			$1,655.3

Net debt to adjusted EBITDA ratio			3.1x

Coventya adjusted EBITDA (11 months)			$32.4
Adjusted EBITDA including Coventya			$560.8
Net debt to adjusted EBITDA ratio including Coventya			2.9x
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flows:"

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2021	2020	2021	2020
Cash flows from operating activities	$91.7	$69.6	$204.7	$194.3
Capital expenditures	(10.4)	(6.7)	(27.7)	(21.7)
Disposal of property, plant and equipment	—	0.2	—	1.7
Free cash flows	$81.3	$63.1	$177.0	$174.3

Investor Relations Contact:
Varun Gokarn
Senior Director, Strategy and Finance
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845